Exhibit 5.1
September 24, 2009
GlaxoSmithKline plc
980 Great West Road
Brentford
Middlesex England
TW8 9GS
Ladies and Gentlemen:
Registration Statement on Form S-8
GlaxoSmithKline plc (the “Company”)
1 This opinion is delivered in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the United States Securities Act of 1933, as amended (the “Securities Act”), with respect to ordinary shares of nominal value 25 pence each of the Company (“Ordinary Shares”) to be issued in connection with the 2009 GlaxoSmithKline Share Option Plan, the 2009 GlaxoSmithKline Performance Share Plan, the 2009 GlaxoSmithKline Share Value Plan, the GlaxoSmithKline Retirement Savings Plan, and the GSK Puerto Rico Retirement Savings Plan (together, the “Plans”)
2 This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law as in effect on the date hereof.
3 For the purposes of this opinion we have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have also relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
4 On the basis of and subject to the foregoing (and further subject to any matters not disclosed to us), it is our opinion that:
(i) the Company is a public limited company incorporated under the laws of England and Wales; and
(ii) when the Ordinary Shares are issued and delivered by the Company pursuant to and in accordance with the Plans and in conformity with the Company’s Memorandum and Articles of Association (as amended) and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Ordinary Shares will be legally issued, fully paid and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders).
5 This opinion is given to you solely in connection with the filing of the Registration Statement. This opinion is strictly limited to matters dealt with herein and does not extend to and is not to be read as extending by implication to any other matter.
6 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Yours faithfully
Linklaters LLP